As filed with the Securities and Exchange Commission on June 13, 2014
Reg. No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Research Frontiers Incorporated
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction
incorporation or organization)

11-2103466
(I.R.S. Employer
Identification No.)

240 Crossways Park Drive, Woodbury, New York	11797
(Address of Principal Executive Offices)	(Zip Code)

2008 Equity Incentive Plan
(Full title of the Plan)

Joseph M. Harary, President and CEO
Research Frontiers Incorporated
240 Crossways Park Drive
Woodbury, New York 11797
(Name and address of agent for service)

(516) 364-1902
(Telephone number, including area code, of agent for service)

With a copy to:

Seth Van Voorhees
Vice President and CFO
Research Frontiers Incorporated
240 Crossways Park Drive
Woodbury, New York 11797

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer [ X ]
Non-accelerated filer	[ ]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of		Proposed	Proposed	Amount of
securities	Amount to	maximum offering	maximum aggregate	Registration
to be registered	be registered	price per share(1)	offering price (1)	fee
Common Stock
$.0001 par value	1,000,000	$5.67	$5,668,857	$730.15

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 based upon the average of (1) the actual exercise price of the Company's Common Stock for options which have already been granted pursuant to the Plan registered hereunder which have not previously been registered, and (2) the high and low trading prices of the Company's Common Stock as reported on the Nasdaq Stock Market on June 10, 2014 for options which are available for issuance pursuant to the Plan registered hereunder which have not previously been registered.

Page 1 of 3 Pages

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

     At the Company's Annual Meeting of Stockholders held last year on June 13, 2013, the stockholders of the Company approved an amendment to the Company's 2008 Equity Incentive Plan which increased the number of shares of Common Stock issuable thereunder by 1,000,000 shares. The contents of the Registration Statement on Form S-8 (Reg. No. 333-159094) which was filed by Research Frontiers Incorporated with the Securities and Exchange Commission on May 8, 2009 and Registration Statement on Form S-8 (Reg. No. 333-80575) which was filed by Research Frontiers Incorporated with the Securities and Exchange Commission on January 19, 2012 are incorporated herein by reference to register the herein described options.

Item 5. Interests of Named Experts and Counsel.

     The legality of the securities offered hereby has been passed upon by Joseph M. Harary, the President, Chief Executive Officer and General Counsel of the Company. Mr. Harary owns 399,944 shares of the Company's Common Stock directly, 97,560 shares of the Company's Common Stock indirectly, and holds options to purchase 224,400 shares of the Company's Common Stock.

Item 8. Exhibits.

4	Amendment to 2008 Equity Incentive Plan.

5	Opinion of counsel re: legality

23.1	Independent Registered Public Accounting Firms' Consent

23.2	Consent of counsel (included in Exhibit 5 above)

Page 2 of 3 Pages

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbury, State of New York on this 13th day of June 2014.

RESEARCH FRONTIERS INCORPORATED
(Registrant)

By: /s/ Joseph M. Harary
Joseph M. Harary, President and CEO
(Principal Executive Officer)

By: /s/ Seth Van Voorhees
Seth Van Voorhees, Vice President-Business
Development and CFO
(Principal Financial and
Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

/s/	Robert L. Saxe	Chairman of the Board	June 13, 2014
	Robert L. Saxe	and Director

/s/	Joseph M. Harary	Director, President and CEO	June 13, 2014
Joseph M. Harary
(Principal Executive Officer)

/s/	Alexander Kaganowicz	Director	June 13, 2014
Alexander Kaganowicz

/s/	Gregory G. Grimes	Director	June 13, 2014
Gregory G. Grimes

/s/	Darryl Daigle	Director	June 13, 2014
Darryl Daigle

/s/	Seth Van Voorhees	Vice President-Business	June 13, 2014
	Seth Van Voorhees	Development and CFO
(Principal Financial and Accounting Officer)

Page 3 of 3 Pages